October 1, 2001

Mr. Ken Shenkman
Genesis Technology Group, Inc.
301 Clematis Street, Suite 3124
West Palm Beach, FL 33401

Dear Ken:

Thank you for the opportunity to be of service to you. This letter and the accompanying attachments outline the terms of our engagement, as we understand them. Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us. The enclosed copy is for your records.

SCOPE OF ENGAGEMENT
We are being engaged to:

Act as part-time chief financial officer/controller for Genesis Technology Group,Inc. and Subsidiaries

Exercise due care in assuring that all revenues due you are collected, only legitimate expenses are paid, and all assets under our management are safeguarded.

Assemble your annual and quarterly financial statements,which include a balance sheet, statement of operations,statement of stockholders' equity, and a statement of cash flows for specific periods for the companies listed above.

Assist management in the preparation of financial statements and work papers related to annual financial audits and quarterly SEC filings. SEC filings shall include quarterly 10-Q reports, financial portions of 10-K report and, management's discussion and analysis.

Summarize such adjusting entries as management deems necessary to reflect non-monetary transactions (e.g., depreciation, capitalization of costs, loan amortization, intercompany transactions, etc.).

Assist and train bookkeeper in preparing monthly listings and summary of all bills and payments made, and account reconciliation's as considered necessary.

We do not undertake to, and will not, provide any opinion or form of assurance on the financial statements we assemble in connection with these services and, accordingly, we do not undertake to make inquiries or perform other procedures to verify, corroborate, or review information supplied by you. Our engagement to assemble financial statements cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcation that may exist.


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FINANCIAL TERMS
Our fees for the above services will be billed at our standard hourly rate of $95 plus out of pocket expenses. Our fee for these services will be $2,000 per month. Unforeseen complexities in the data or applicable regulations could result in a fee adjustment, but we will discuss any changes with you in advance. Invoices will be sent monthly and are payable upon presentation. Lack of payment may result in our termination of services until your account is fully paid.

As additional compensation, we will be granted a stock option to purchase 240,000 shares of common stock of Genesis Technology Group, Inc. at an exercise price of $.35 per share. The common shares underlying the stock option shall be registered pursuant to an S-8 filing.

Our Standard Engagement Terms are attached and incorporated herein by reference. Please review these terms carefully.

We appreciate your trust and confidence in our professional services. If we can answer any questions regarding this engagement or our fees, or explain any of our other services, please do not hesitate to contact us.

If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided and return it to us.

                                    Regards,

                                                     /s/ Adam Wasserman
                                                     Adam Wasserman
                                                     CFO Oncall, Inc.

I understand and agree with the provisions outlined above.

/s/ Kenneth Shenkman                                10/1/01
Signature                                            Date

Print Name: Kenneth Shenkman






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                            STANDARD ENGAGEMENT TERMS

The following terms govern the engagement between the addressee of the accompanying engagement letter (You) and CFO Oncall, Inc. (CFO).

CONFIDENTIALITY
CFO treats all Client relationships as confidential and will not disclose your financial or tax information to anyone outside of CFO without your written permission except as required by law or regulation. Your permission may be granted by identifying the parties (e.g. financial advisor, attorney, banker, etc.) to whom disclosure is permitted below, or by other written correspondence. CFO further agrees to bind its employees and subcontractors to the terms and conditions of this Agreement.

---------------------------  -------------------------  -----------------------

CLIENT PROVIDED INFORMATION
You represent that all information provided to CFO is accurate and complete to the best of your knowledge. Further, if these services involve tax return preparation, you represent that unless CFO is otherwise advised in writing or acts as your business manager, you possess the required supporting documentation for such tax deductions as travel, entertainment, business gifts, charitable contributions, automobile usage, etc. CFO is not responsible for any additional tax, penalties or interest that might result from the lack of documentation for such deductions upon audit.

PROFESSIONAL JUDGMENT
CFO will use its professional judgment in applying tax, accounting, or other rules applicable to this engagement. Wherever there are conflicting, reasonable interpretations of the rules, we will advise you of the possible positions you might take and follow the position you request as long as it is consistent with applicable professional, statutory or regulatory standards. Should the positions taken result in additional taxes, penalties, fines, interest or any other damages, we assume no responsibility for such costs.

CHANGES OR MODIFICATIONS IN SCOPE OF ENGAGEMENT
Should the scope of the engagement change, CFO will prepare a Change Order letter outlining the necessary changes and the modification of fees. CFO will not proceed with the modified scope without your prior approval. Fee increases resulting from Change Orders will be billed immediately and are due upon receipt.

BINDING ARBITRATION
In the event that a fee dispute arises at any time between CFO and you that cannot be resolved through discussion or mediation, you agree to submit to binding arbitration under the commercial arbitration rules of the American Arbitration Association. Neither you nor CFO may claim or receive any amount as punitive, exemplary, or consequential damages. The arbitrator shall award the winning party in the dispute its reasonable costs, expenses, and attorney fees. The decision of the arbitrator shall be binding on both CFO and you. However, if a claim has been made or is anticipated to be made by a third party relating to these services, and that third party does not agree to arbitration, CFO can elect not to arbitrate so that all claims may be decided in one forum.

TERMINATION OF ENGAGEMENT
Unless otherwise stated in the accompanying engagement letter, this engagement may be terminated upon thirty (30) days written notice by either party; provided, however, that these Standard Engagement Terms shall survive the termination of this engagement.

WORKPAPER OWNERSHIP
All documents and work papers, including, but not limited to, data in electronic form, which emanate from the services performed by CFO remain the sole property of CFO. CFO retains its work papers at its discretion and does not retain superseded materials.

ORIGINAL CLIENT RECORDS
Unless otherwise noted in the accompanying engagement letter, you are responsible to retain original documents as may be necessary to justify reported revenues, expenses, etc. CFO may choose to retain selected copies of documents in its work papers.

LIMITATIONS ON SCOPE OF ENGAGEMENT AND VERIFICATION OF INFORMATION
Unless otherwise stated in the accompanying engagement letter, CFO will not audit or otherwise verify the information provided by you or third parties. This engagement cannot be relied upon to disclose errors and irregularities, including fraud or misappropriation of assets that may exist. However, CFO will inform you of irregularities that come to its attention, unless they are inconsequential.

INDEMNIFICATION FOR MANAGEMENT MISREPRESENTATION
If we incur legal fees as a result of our reliance on any false representation by you, you agree to reimburse us for all of our legal fees and related costs of defense.